Exhibit 107
Form F-3
(Form Type)
INNATE PHARMA S.A.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Ordinary Shares, €0.05 nominal value per share (1)
	Unallocated (Universal) Shelf	457(o)	(2)	(2)	$200,000,000	0.00014760	$29,520
Total Offering Amounts							$29,520
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$29,520
(1) Ordinary shares may be in the form of American Depositary Shares, or ADSs. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (333-234063). Each ADS represents one ordinary share.
(2) An indeterminate number of ordinary shares of Innate Pharma S.A. are being registered as may be issued from time to time at currently indeterminable prices as shall have an aggregate initial offering price not to exceed $200,000,000. The proposed maximum initial offering price per ordinary share will be determined from time to time by Innate Pharma S.A. in connection with the issuance of the securities registered hereunder. Any ordinary shares registered by this registration statement may be sold separately or in combination with other securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act, the ordinary shares represented by ADSs being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.